UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Frank  Muehleman
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and co-General Manager, Worldwide Home and Small Business
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |8/22/ |A   |50000 1           |A  |N/A        |51169              |D     |                           |
                             |2000  |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |412                |I     |Employer 401(K)            |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Nonqualified Stock Optio|$29.5313|     |    |           |   |2    |9/14/|Common Stock|       |       |160000      |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|8/22/|A   |100000     |A  |3    |8/22/|Common Stock|100000 |N/A    |100000      |D  |            |
n                       |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|8/22/|A   |50000      |A  |4    |8/22/|Common Stock|50000  |N/A    |50000       |D  |            |
ns                      |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Opti|$43.438 |3/2/ |A   |350000     |A  |5    |3/02/|Common Stock|350000 |N/A    |350000      |D  |            |
ons                     |        |2000 |    |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$45.90  |3/24/|A   |4357       |A  |6    |3/24/|Common Stock|4357   |N/A    |4357        |D  |            |
ns                      |        | 2000|    |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$47.9063|5/4/ |A   |100000     |A  |7    |5/4/1|Common Stock|100000 |N/A    |100000      |D  |            |
ns                      |        |2000 |    |           |   |     |0    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$41.00  |     |    |           |   |8    |8/12/|Common Stock|       |       |14560       |D  |            |
ns                      |        |     |    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|     |    |           |   |9    |9/23/|Common Stock|       |       |108180      |D  |            |
ns                      |        |     |    |           |   |     |09   |            |       |       |            |   |            |
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Explanation of Responses:
1. Represents 50,000 shares of restricted stock scheduled to vest as follows:
10,000 shares on 8/22 of each year from 2001 through 2005.
2. Exercisable in accordance with the following schedule: 32,000 shares on 9/14 of each year from 1999 through 2003.
3. Exercisable according to the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2007.
4. Exercisable according to the following schedule: 10,000 shares on 8/22 of each year from 2001 through 2005.
5. Exercisable according to the following schedule: 70,000 shares on 3/2 of each year from 2001 through 2005.
6. Exercisable according to the following schedule: 1,089 shares on 3/24 of 2001 and 2002 and 2,179 shares on 3/24/2003.
7. Exercisable according to the following schedule: 20,000 shares on 5/4 of each year from 2001 through 2005.
8. Exercisable in accordance with the following schedule: 2,912 shares on 8/12 of each year from 1999 through 2004.
9. Exercisable in accordance with the following schedule: 21,636 shares on 9/23 of each year from 2000 through 2004.